FBL Financial Group Reports First Quarter 2021 Results

Company Highlights
•First quarter 2021 net income attributable to FBL Financial Group of $27.7 million, or $1.13 per diluted common share.
•First quarter 2021 adjusted operating income(1) of $23.5 million, or $0.96 per diluted common share.

West Des Moines, Iowa - May 3, 2021 - FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the first quarter of 2021 of $27.7 million, or $1.13 per diluted common share, compared to a net loss of $2.5 million, or $0.10 per diluted common share, for the first quarter of 2020. Adjusted operating income(1) totaled $23.5 million, or $0.96 per common share, for the first quarter of 2021, compared to $19.6 million, or $0.79 per common share, for the first quarter of 2020. First quarter 2021 earnings reflect:
•Higher equity income
•Favorable market performance resulting in lower amortization of acquisition costs on the closed block of variable business
•The benefit of other investment-related income
•Death benefits in line with expectations
•A lower effective tax rate
•Continued investment in the Wealth Management business

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes expenses associated with the proposed acquisition, realized gains and losses on investments including the change in fair value of equity securities, the change in allowances for credit losses on investments and the change in fair value of derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered solid earnings for the first quarter of 2021 with adjusted operating income of $0.96 per share, which exceeded our expectations," said Daniel D. Pitcher, Chief Executive Officer. "Results benefited from higher equity income and the impact of positive market performance. As we move forward in 2021, we remain focused on fulfilling our purpose to protect livelihoods and futures."

Product Revenues
Premiums and product charges for the first quarter of 2021 totaled $84.8 million compared to $81.0 million in the first quarter of 2020. Interest sensitive product charges increased three percent while traditional life insurance premiums increased five percent during the quarter. Premiums collected(2) in the first quarter of 2021 totaled $153.0 million compared to $154.0 million in the first quarter of 2020. Total life insurance premiums collected increased three percent while annuity premiums collected decreased four percent, reflecting the impact of lower market interest rates.

Investment Income
Net investment income in the first quarter of 2021 totaled $100.1 million, compared to $74.9 million in the first quarter of 2020. This increase reflects a change in the fair value of derivatives, an increase in average invested assets and higher investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 4.75 percent for the three months ended March 31, 2021 compared to 4.72 percent for the three months ended March 31, 2020. The increase in yield is attributable to an increase in other investment-related income, primarily from prepayment fee income. At March 31, 2021, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses
Benefits and expenses totaled $163.9 million in the first quarter of 2021, compared to $141.1 million in the first quarter of 2020. Death benefits, net of reinsurance and reserves released, totaled $34.9 million in the first quarter of 2021, compared to $29.8 million in the first quarter of 2020. While net death benefit expense in the first quarter of 2021 was in line with expectations, FBL Financial Group did experience an increase in the number of claims with COVID-19 as the reported cause of death. The change in fair value of the embedded derivatives on our index products is included in interest sensitive product benefits. Included in benefits and expenses in the first quarter of 2021 is lower than expected amortization of acquisition costs as a result of favorable market performance. Other expenses in the first quarter of 2021 include $2.6 million of transaction expenses related to FBL Financial Group's proposed merger.

Net Realized Gains/Losses
In the first quarter of 2021, FBL Financial Group recognized net realized gains on investments of $0.2 million. This is attributable to realized gains on sales of $0.1 million, realized losses on sales of $0.9 million and a loss from equity securities held at quarter end of $0.1 million. In addition, in the first quarter of 2021, $1.1 million was recorded as a decrease to the allowance for credit losses.

Capital and Book Value
As of March 31, 2021, the book value per share of FBL Financial Group common stock totaled $60.95, compared to $69.24 at December 31, 2020. Book value per share, excluding accumulated other comprehensive income(3), totaled $45.78 at March 31, 2021, compared to $45.16 at December 31, 2020. The March 31, 2021 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 531 percent.

Farm Bureau Property & Casualty Insurance Company Transaction
Separately, FBL Financial Group issued a news release today announcing that it has agreed to amend its previously-announced definitive merger agreement with Farm Bureau Property & Casualty Insurance Company (“FBPCIC”), dated January 11, 2021. Pursuant to the amended definitive agreement, FBPCIC increased the offer price to acquire all of the outstanding shares of FBL Financial Group Class A and Class B common stock that neither FBPCIC nor the Iowa Farm Bureau Federation (“IFBF”) currently own to $61.00 per share in cash. The amendment was approved by the Boards of Directors of both FBPCIC and FBL Financial Group. The previously-adjourned Special Meeting of Shareholders of FBL Financial Group to approve, among other things, the proposal to adopt the Merger Agreement will reconvene on May 21, 2021 at 10:00 a.m. Central Time at FBL Financial Group’s headquarters at 5400 University Avenue, West Des Moines, Iowa 50266. Additional details can be found in the news release.

Further Financial Information
Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Forward-Looking Statements
Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, risks related to the proposed transaction with Farm Bureau Property & Casualty Insurance Company, including failure to complete the proposed transaction, the incurrence of costs related to the proposed transaction and operational disruptions resulting from the proposed transaction, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents, adverse results from litigation and the impact of the COVID-19 pandemic and any future pandemics. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

About FBL Financial Group
FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2021	2020
Revenues:
Interest sensitive product charges	$32,741	$31,720
Traditional life insurance premiums	52,010	49,308
Net investment income	100,111	74,917
Net realized capital losses	(869)	(13,401)
Change in allowance for credit losses on investments	1,113	(12,261)
Other income	6,320	4,980
Total revenues	191,426	135,263

Benefits and expenses:
Interest sensitive product benefits	60,503	44,351
Traditional life insurance benefits	49,848	46,208
Policyholder dividends	1,605	2,529
Underwriting, acquisition and insurance expenses	38,274	39,421
Interest expense	1,213	1,213
Other expenses	12,463	7,421
Total benefits and expenses	163,906	141,143
	27,520	(5,880)
Income tax (expense) benefit	(3,687)	3,081
Equity income, net of related income taxes	3,780	228
Net income (loss)	27,613	(2,571)
Net loss attributable to noncontrolling interest	67	56
Net income (loss) attributable to FBL Financial Group, Inc.	$27,680	$(2,515)

Earnings (loss) per common share	$1.13	$(0.10)

Weighted average shares - basic	24,480,106	24,762,820
Effect of dilutive securities - stock-based compensation	44	—
Weighted average shares - diluted	24,480,150	24,762,820

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude expenses associated with the proposed acquisition, realized gains and losses on investments including the change in fair value of equity securities, the change in allowances for credit losses on investments, and the change in fair value of derivatives, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). For example, certain call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2021	2020
	(Dollars in thousands, except per share data)
Net income (loss) attributable to FBL Financial Group	$27,680	$(2,515)
Adjustments:
Proposed acquisition transaction expenses(a)	2,577	—
Net realized gains/losses on investments(b)	(269)	20,112
Change in fair value of derivatives(b)	(6,537)	2,039
Adjusted operating income	$23,451	$19,636

Adjusted operating income per common share - assuming dilution	$0.96	$0.79

(a) Amount represents the transaction expenses relating to FBL Financial Group's proposed go-private transaction.

(b) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2021	December 31, 2020
Book value per share	$60.95	$69.24
Less: Per share impact of accumulated other comprehensive income	15.17	24.08
Book value per share, excluding accumulated other comprehensive income	$45.78	$45.16

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $370.1 million at March 31, 2021 and $587.3 million at December 31, 2020. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2021	December 31, 2020
Assets
Investments	$9,412,796	$9,684,010
Cash and cash equivalents	70,854	12,882
Deferred acquisition costs	282,682	176,085
Other assets	447,503	449,113
Assets held in separate accounts	686,968	674,182
Total assets	$10,900,803	$10,996,272

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,773,635	$7,616,272
Other policy funds, claims and benefits	602,443	602,989
Debt	97,000	97,000
Other liabilities	250,869	313,713
Liabilities related to separate accounts	686,968	674,182
Total liabilities	9,410,915	9,304,156

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	151,134	151,061
Class B common stock	72	72
Accumulated other comprehensive income	370,060	587,279
Retained earnings	965,643	950,687
Total FBL Financial Group, Inc. stockholders' equity	1,489,909	1,692,099
Noncontrolling interest	(21)	17
Total stockholders' equity	1,489,888	1,692,116
Total liabilities and stockholders' equity	$10,900,803	$10,996,272

Common shares outstanding	24,396,522	24,395,522

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